EXHIBIT 99.2
Public Relations Contact
Dan Berthiaume
Adobe
408-536-2584
dberthia@adobe.com

Investor Relations Contact
Mike Saviage
Adobe
408-536-4416
ir@adobe.com

FOR IMMEDIATE RELEASE
Adobe Announces Organization Change
Company Announces Broad New Enterprise Organization
SAN JOSE, Calif. - Jan. 24, 2019 - Adobe (Nasdaq:ADBE) today announced that Executive Vice President and General Manager of its Digital Experience business Brad Rencher will be leaving the company. Rencher joined Adobe in 2009 as part of the company’s acquisition of Omniture and has been at the helm of the Digital Experience business as it has grown into the category leader through both strategic acquisitions and organic innovation.
Coming off of a record 2018 and the acquisitions of Magento and Marketo, Adobe CEO Shantanu Narayen will create a broad new organization that includes product, sales, marketing, services and support. Narayen will oversee this newly aligned business until a new leader is identified. Rencher will stay on as a special advisor to ensure a smooth transition.
Adobe Experience Cloud is the industry’s most comprehensive offering and the foundation for digital transformation for thousands of enterprise, mid-market and small business customers across the globe. Adding to its leadership in analytics, content management, advertising and marketing, Adobe recently acquired Marketo, the leader in B2B marketing, and Magento, an industry leader in e-commerce.
“Brad has had a tremendous impact at Adobe, helping establish our vision for digital marketing as well as driving our growth and leadership in the broader digital experience category,” said Shantanu Narayen, president and CEO, Adobe. “I have valued my partnership with Brad over the past decade, thank him for his tremendous contributions and wish him every success.”
About Adobe
Adobe is changing the world through digital experiences. For more information, visit www.adobe.com.
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